Contact:          Dennis Lakomy                     Release Date: Immediate
                  Chief Financial Officer
                  (708) 757-2803


                    CFC INTERNATIONAL, INC. REPORTS INCREASE
                          IN 2004 FIRST QUARTER RESULTS


o First quarter 2004 net income of $1.1 million, an $880,000 increase over the same period a year ago, which also represents an all-time record first quarter results.

o Earnings growth was largely driven by the Company's 32.6 percent sales growth, with particularly strong sales growth in the printed products and holographic business.

o As previously projected, the Company is beginning to experience increased demand for its woodgrain products, primarily as a result of a large competitor exiting this market niche.

     Chicago Heights, Illinois, April 22, 2004 - Worldwide holographic and specialty coated film manufacturer, CFC International, Inc. (NASDAQ: CFCI) today reported results for the first quarter of 2004. Net income and diluted earnings per share for the first quarter of 2004 were $1.1 million or $0.25 cents per share on a fully diluted basis, the highest first quarter net income in the Company's history, and 357.2 percent higher than net income of $246,000 or $0.06 cents per share on a fully diluted basis, for the same period in 2003. The increase in net income in the first quarter 2004 was due to increased sales volumes across all of the Company's product groups and gross margin expansion resulting from a higher utilization of the Company's plants. In particular, woodgrain product volume sales have increased as previously projected due to the exit of a competitor from this market earlier this year. In anticipation of this increased volume the Company invested $230,000 in the fourth quarter of 2003 hiring and training additional personnel, and is now realizing the benefit of those actions.

     First quarter sales increased 32.6 percent to $20.8 million compared to $15.7 million in the first quarter of 2003. The increase in first quarter sales of 2004 was primarily due to strong sales in its printed products which increased 60.6 percent, and robust holographic sales which increased 30.4 percent over the same period sales in 2003. In addition, sales were favorably affected by the continued strength of the Euro by approximately $872,000, or 4.2 percent.



                                   -- more --

     "We are extremely pleased with our first quarter results," said Roger Hruby, Chairman and Chief Executive Officer. "Our earnings for the first quarter of 2004 are indicative of improving economic conditions, volume growth in all of our product lines and a strong Euro. In addition, we are beginning to see the benefits of productivity initiatives and investments that we made in capital and human resources in 2003 in anticipation of this turnaround and the projected increase in the volume of orders in our printed products." Mr. Hruby further stated, "While the American economy is improving, European markets are still soft, and we expect these trends to continue. We are confident that we have the resources and strategies in place to capitalize on the opportunities that we have in front of us on a worldwide basis, including strong order volumes in our printed products and holographic products. Our results for the quarter demonstrate a solid performance, and position us to deliver growth in sales and earnings for the entire year."

     Based upon the Company's results and the current economic outlook, the Company has increased its previously stated net income of $.44 to $.48 earnings per share on a fully diluted basis for the year, to $.46 to $.50 earnings per share on a fully diluted basis for the full year of 2004.

Recent Developments

     The Company reports the addition of Mr. Rick Shuster as Director of International Business Development. Shuster has more than 10 years of international sales experience and will be responsible for the Company's Asian-Pacific sales. Shuster replaces Mr. Gary Runhaar who retired from the Company after 16 years of service at the end of March 2004.

     The Company will be exhibiting at the upcoming National Restaurant Association (NRA) 2004 show being held in Chicago, Illinois at the McCormick Place, May 22-25, 2004 in Booth #5880.

     The Company invites all interested parties to listen to its first quarter conference call at 9:00 a.m. EDT (8:00 a.m. CDT) on Friday, April 23, 2004. The dial-in numbers for the call are 800-884-5695 (U.S.), and 617-786-2960 (International). The participant passcode for this call is 69907198. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only investors and financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

     For those unable to listen to the live call, a replay will be available from approximately 11:00 a.m. EDT on April 23 until April 30, 2004. This replay can be accessed by dialing 888-286-8010 (U.S.); 617-801-6888 (International). The passcode is 30481912. The call also will be available as a webcast, both live and for replay, via the Internet on the CFC International, Inc. website at http://www.cfcintl.com on the Corporate/Investor Relations page.




                                   -- more --

     Headquartered in Chicago Heights, Illinois, CFC International is a market leader in the design, manufacture and marketing of holography and specialty functional coatings that add value to a wide variety of industrial and consumer products. The Company operates facilities in Chicago Heights and Countryside, Illinois; London, England; and Goppingen, Germany.

     A condensed consolidated statement of operations and balance sheet are attached.

                                                        # # #


     Statements made in this press release, including those relating to expectations of future sales, net income, operating costs, earnings per share, expectations of increased sales attributable to various product lines and returns on the Company's investment in facilities and personnel are forward looking and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, continued unfavorable economic conditions, acts of terrorism and armed conflicts may impact market growth trends in general and the demand for the company's products and services in particular, and could also impact the company's ordinary sources of supply; competition from existing and new competitors and producers of alternative products will impact the company's ability to penetrate or expand its presence in new or growing markets; uncertainties relating to the company's ability to develop and distribute new proprietary products to respond to market needs in a timely manner may impact the company's ability to exploit new or growing markets; the company's ability to continue to successfully identify and implement productivity improvements and cost reductions may impact profitability; and risks inherent in international operations, including possible economic, political or monetary instability may impact the level and profitability of the company's foreign sales. In addition to the factors set forth in this release, the economic, competitive, governmental, technological and other factors identified in the company's filings with the Securities and Exchange Commission, could affect the forward looking statements contained in this press release.

     Do not unduly rely on forward-looking statements. They give the company's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.

     You may access additional information, including our SEC filings and previous press releases by visiting CFC International's Internet homepage at www.cfcintl.com.

CFC INTERNATIONAL, INC.
Consolidated Statements of Income
------------------------------------------------------------------------
                                                    1st         1st
(In Thousands, Except Earnings Per Share and      Quarter     Quarter
Operating Income Percentage)                        2004        2003
------------------------------------------------------------------------

Net Sales                                           $20,824     $15,710
                                                 ----------- -----------
Cost of Goods Sold (excluding depreciation
  and amortization shown below)                      13,024      10,180
Operating Expenses                                    4,503       3,838
Depreciation and Amortization                         1,339       1,078
                                                 ----------- -----------
Operating Income                                      1,958         614
   Operating Income %                                  9.4%        3.9%
Interest Expense                                        299         267
Interest Swap Valuation                                  66           -
Other (Income)                                         (28)         (7)
                                                 ----------- -----------

Income Before Income Taxes                            1,621         354

Provision for Income Taxes                              494         108
                                                 ----------- -----------
Net Income                                           $1,127        $246
                                                 =========== ===========
Diluted Weighted Average Number
  of Shares Outstanding                               4,493       4,488
Diluted Earnings Per Share                            $0.25       $0.06

Earnings Before Interest, Taxes,
  Depreciation and Amortization (Note 1)             $3,297      $1,692

------------------------------------------------------------------------
                                                    1st         1st
(In Thousands)                                    Quarter     Quarter
                                                    2004        2003
------------------------------------------------------------------------
International Net Sales                              $9,969      $8,430
International Net Sales                               47.9%       53.7%

NOTE 1: The Company believes earnings before interest expense, income taxes, depreciation and amortization (EBITDA) is an useful measurement for its business because management understands that such information is considered by certain investors as an additional basis on which to evaluate the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not necessarily be considered as an alternative to net income or cash flows from operating activities which are determined in accordance with Generally Accepted Accounting Principles as an indicator of operating performance or as a measure of liquidity. The table following reconciles net income to EBITDA as defined:

------------------------------------------------------------------------
                                                   1st          1st
(In Thousands)                                    Quarter     Quarter
                                                    2004        2003
------------------------------------------------------------------------
Net Income                                           $1,127        $246
Add Back (Subtract):
Income Taxes                                            494         108
Interest Expense                                        299         267
Depreciation and Amortization                         1,339       1,078
Interest Swap Valuation                                  66           -
Other Income                                           (28)         (7)
                                                 ----------- -----------
EBITDA                                               $3,297      $1,692
                                                 =========== ===========

                             CFC INTERNATIONAL, INC.
                         CONSOLIDATED BALANCE SHEETS AT
                      MARCH 31, 2004 AND DECEMBER 31, 2003

                                                     March 31,      December 31,
                                                      2004               2003
                                                      ----               ----

ASSETS
Cash and cash equivalents ....................      $ 5,310,597      $ 5,672,647
Accounts receivable, less allowance
  for doubtful accounts ......................       12,808,091        9,821,047
Inventories ..................................       12,966,770       13,050,711
Other current assets .........................        1,788,046        1,771,646
                                                    -----------      -----------
  Total current assets .......................       32,873,504       30,316,051
                                                    -----------      -----------
Property, plant and equipment, net ...........       28,424,753       28,116,892
Deferred income taxes ........................        3,204,130        3,280,891
Intangible assets, net .......................        3,624,874        3,695,899
Other assets .................................           99,084          105,078
                                                    -----------      -----------
Total assets .................................      $68,226,345      $65,514,811
                                                    ===========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt ............      $11,057,791      $ 9,716,066
Accounts payable and accrued expenses ........       10,746,697       10,075,592
                                                    -----------      -----------
  Total current liabilities ..................       21,804,488       19,791,658
                                                    -----------      -----------
Deferred income taxes ........................        2,680,247        2,680,247
Fair value of interest swap ..................          114,245           47,783
Long-term debt ...............................       14,590,676       15,066,109
                                                    -----------      -----------
  Total liabilities ..........................       39,189,656       37,585,797
                                                    -----------      -----------
Stockholders' equity .........................       29,036,689       27,929,014
                                                    -----------      -----------
  Total liabilities and
    stockholders' equity .....................      $68,226,345      $65,514,811
                                                    ===========      ===========